Exhibit 99.1

FOR IMMEDIATE RELEASE

 YERBAÉ SHAREHOLDERS APPROVE PROPOSED PLAN OF ARRANGEMENT WITH SAFETY SHOT, INC.

SCOTTSDALE, Ariz., June 13, 2025 — Yerbaé Brands Corp. (TSX-V: YERB.U; OTCQX: YERBF) (“Yerbaé” or the “Company”), a plant-based functional beverage corporation, is pleased to announce that it held its special meeting on June 12, 2025 at which 99.811% of the shareholders present in person or by proxy approved the proposed plan of arrangement (the “Arrangement”) with Safety Shot, Inc. (Nasdaq: SHOT), a wellness and dietary supplement company. See the Proxy Statement found at www.sedarplus.ca for details of the Arrangement.

Yerbaé Brands Corp.

Founded in 2017 by Todd Gibson and Karrie Gibson, Yerbaé Brands Corp., (TSX-V: YERB.U; OTCQX: YERBF) is disrupting the functional beverage marketplace with great tasting, zero sugar, zero calorie beverages, while using plant-based ingredients that are designed to meet the needs of the wellness forward consumer. Harnessing the power of nature, Yerbaé’s key ingredient (yerba mate, a South American herb) is known to produce 196 different vitamins, minerals and nutrients as well as caffeine.

By combining yerba mate with its premium ingredients and flavors, Yerbaé provides consumers with a no compromise functional beverage solution. All Yerbaé beverages are zero calorie, zero sugar, non-GMO, and gluten free.

About Safety Shot, Inc.

Safety Shot, Inc., a wellness and dietary supplement company, has developed Sure Shot, the first patented wellness product on Earth that lowers blood alcohol content by supporting its metabolism, while boosting clarity, energy, and overall mood. Sure Shot is available for purchase online at www.sureshot.com, www.walmart.com and Amazon. Safety Shot, Inc. is introducing business-to-business sales of Sure Shot to distributors, retailers, restaurants, and bars throughout 2025.

Find us @DrinkYerbaé on Instagram, Facebook, Twitter and TikTok, or online at https://yerbae.com.

Contact Information:

For Yerbaé

Investors:
investors@yerbae.com
480.471.8391

Todd Gibson, CEO
todd@yerbae.com
480.471.8391

Neither TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this release.